Exhibit 10.1

AGREEMENT AND PLAN OF REORGANIZATION

by and among

GLOBAL EPOINT, INC.

TOPS ACQUISITION LLC

TOPS DIGITAL SECURITY, INC.

and

CERTAIN SHAREHOLDERS OF

TOPS DIGITAL SECURITY, INC.

Dated as of

March 27, 2006

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4.	COVENANTS OF THE PARTIES		16

	4.1.	Conduct of Business of the Seller	16
	4.2.	No Solicitation of Alternate Transaction	18
	4.3.	Full Access to Purchaser	18
	4.4.	Confidentiality	18
	4.5.	Filings; Consents; Removal of Objections	19
	4.6.	Further Assurances; Cooperation; Notification	19
	4.7.	Supplements to Disclosure Schedule	19
	4.8.	Public Announcements	20
	4.9.	Preparation of Shareholder Materials	20
	4.10.	Tax Matters	20
	4.11.	Liquidation of Company	21
	4.12.	Bulk Transfers	21
	4.13.	Employee Benefits	21
	4.14.	Covenant Not to Compete; Non-Solicitation	23
	4.15.	Parent Funding of Purchaser	23
	4.16.	Amendment to Articles of Incorporation	24
	4.17.	Registration of Purchase Shares	24
	4.18.	Purchase of Licensed Intellectual Property	24
	4.19.	Closing Date Balance Sheet	24

5.	CONDITIONS TO PURCHASER’S AND OBLIGATIONS		25

	5.1.	Representations and Warranties True	25
	5.2.	Performance	25
	5.3.	Required Approvals and Consents	25
	5.4.	Agreements and Documents	26
	5.5.	Adverse Changes	26
	5.6.	No Proceeding or Litigation	26
	5.7.	Legislation	26
	5.8.	Certificates	26
	5.9.	Due Diligence	27
	5.10.	Dissenting Shares	27

6.	CONDITIONS TO OBLIGATIONS OF THE SELLER		27

	6.1.	Representations and Warranties True	27
	6.2.	Performance	27
	6.3.	Corporate Approvals	27
	6.4.	No Proceeding or Litigation	27
	6.5.	Certificates	27

7.	TERMINATION AND ABANDONMENT		27

	7.1.	Termination by Mutual Consent	27
	7.2.	Termination by any Party	28
	7.3.	Termination by Purchaser	28
	7.4.	Termination by the Seller	28
	7.5.	Procedure and Effect of Termination	28
	7.6.	Termination Fee	28

8.	SURVIVAL AND INDEMNIFICATION		28

	8.1.	Survival of Representations, Warranties and Covenants; Investigation	28
	8.2.	Indemnification by the Purchaser and the Parent	29
	8.3.	Indemnification by the Seller and the Shareholders	29

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	8.4.	Claims for Indemnification	30
	8.5.	Right of Set-Off	31

9.	MISCELLANEOUS PROVISIONS		31

	9.1.	Expenses	31
	9.2.	Amendment and Modification	32
	9.3.	Waiver of Compliance; Consents	32
	9.4.	No Third Party Beneficiaries	32
	9.5.	Notices	32
	9.6.	Assignment	32
	9.7.	Governing Law	33
	9.8.	Counterparts	33
	9.9.	Headings	33
	9.10.	Entire Agreement	33
	9.11.	Injunctive Relief	33
	9.12.	Definitions	33

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LIST OF EXHIBITS

Name of Exhibit	Number of Exhibit

Latest Balance Sheet	Exhibit 1.1(m)

Form of Liabilities Undertaking	Exhibit 1.3

Holders of Seller Common Shares	Exhibit 1.6

Disclosure Schedule	Exhibit 2

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of March 27, 2006, is by and among Global ePoint, Inc., a Nevada corporation (“Parent”), Tops Acquisition LLC, a Nevada limited liability company and wholly-owned subsidiary of Parent (the “Purchaser”), TOPS Digital Security, Inc., a California corporation (the “Seller”) and the undersigned shareholders of the Seller (each a “Shareholder” and collectively the “Shareholders”).

A. The Seller is in the business of manufacturing and selling integrated video surveillance and security systems (the “Business”).

B. The parties hereto wish to provide for the terms and conditions upon which the Purchaser will purchase substantially all of the assets of the Seller and assume certain specifically identified liabilities related to the Business. The parties hereto wish to make certain representations, warranties, covenants and agreements in connection with the purchase of such assets and also to prescribe various conditions to such transaction.

C. The parties hereto intend that the Purchaser’s acquisition of substantially all of the assets of the Seller (the “Acquisition”) will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Accordingly, and in consideration of the representations, warranties, covenants, agreements and conditions in this Agreement, and for other considerations, the receipt and sufficiency of which the parties acknowledge, the parties hereto agree as follows:

1.	PURCHASE OF ASSETS.

1.1. Assets to be Purchased. Upon the terms and subject to the conditions of this Agreement, except for the Excluded Assets (as defined in Section 1.2), the Seller will sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser will purchase from the Seller, at the Closing, all of the businesses, assets, properties, goodwill and rights of the Seller used or useful in the operation of the Business, as a going concern, of every nature, kind and description, tangible and intangible, real, personal or mixed, wherever located and whether or not carried or reflected on the books and records of the Seller, including, without limitation, the following (collectively, the “Assets”):

(a) all furniture, fixtures, equipment, supplies, machinery, leasehold improvements and other tangible personal property used in the Business, whether owned or leased by the Seller or in which the Seller has any right or interest, together with any additions thereto and deletions therefrom as may have occurred in the ordinary course of business prior to the Closing Date;

(b) all prepaid expenses, advance payments and deposits on leases, contracts and other agreements, including without limitation all Assumed Contracts, paid by the Seller;

(c) all Intellectual Property Rights (as defined in Section 2.11) used in the Business including all rights to sue for, and remedies against, past, present and future infringements or misappropriations thereof;

(d) the Assumed Contracts (as defined in Section 1.3) listed on Exhibit 1.3 hereto;

(e) the Real Property Leases (as defined in Section 2.10);

(f) contracts and purchase orders relating to the Business, and all customers of the Business;

(g) lists of suppliers and all favorable business relationships, causes of action, judgments, claims and demands of whatever nature relating to the Business;

(h) telephone and facsimile numbers and all listings in all telephone books and directories relating to the Business;

(i) all credit balances of or inuring to the Seller under any state unemployment compensation plan or fund related to employees of the Business;

(j) employment contracts, including all confidentiality, assignment of invention and non-competition agreements relating to the employees and consultants of the Business, except for those employment contracts specifically excluded herein;

(k) obligations of the present and former officers and employees of the Business and of individuals and corporations of the Business;

(l) files, papers and records relating to the Business and assets used in the Business;

(m) the assets, other than the Excluded Assets, reflected on the balance sheet of the Business dated as of February 15, 2006, attached hereto as Exhibit 1.1(m) (the “Latest Balance Sheet”), with only such dispositions of such assets reflected on the Latest Balance Sheet as will have occurred in the ordinary course of the Business between the date thereof and the Closing and which are permitted by the terms hereof;

(n) all goodwill arising out of or associated with the Business; and

(o) all of Seller’s rights and interest in that certain Technology Development and Marketing Agreement dated July 31, 2004, by and between the Seller and the Korean corporation party thereto (“Licensor”), pursuant to which (i) Licensor and Seller agreed to collaborate on the development of certain technology (the “Technology”) for use in certain products of Seller (the “Seller Products”), (ii) Licensor agreed not to compete with Seller in Australia, North America, and South America (the “Territory”)with respect to marketing Seller Products that include the Technology, (iii) Licensor granted Seller exclusive marketing rights in the Territory with respect to the Seller Products that include the Technology, and (iv) Licensor granted Seller an option to Purchase the Technology.

1.2. Excluded Assets. Notwithstanding the foregoing, the Seller will not sell, transfer, convey, assign or deliver to the Purchaser, and the Purchaser will not purchase from the Seller, the assets of the Seller listed on the list of excluded assets forth in Exhibit 1.2 hereto (collectively, the “Excluded Assets”).

1.3. Liabilities Assumed. Upon satisfaction of all conditions to the obligations of the parties contained herein (other than such conditions as will have been satisfied or waived in accordance with the terms hereof), the Purchaser will assume only the liabilities of the Seller (the “Assumed Liabilities”) to the extent set forth in the list of assumed liabilities hereto as Exhibit 1.3 (the “Liabilities Undertaking”). At the Closing, the Seller will convey, transfer, assign and delegate, and the Purchaser will accept and assume all future obligations of Seller arising after the Closing Date under those contracts, agreements and commitments listed on the Liabilities Undertaking to be assumed by the Purchaser (the “Assumed Contracts”).

1.4. Liabilities Not Assumed. The Seller and the Shareholders expressly understand and agree that, (a) except for the Assumed Liabilities, the Purchaser has not agreed to assume or pay, will not be required to assume and will have no liability or obligation, direct or indirect, absolute or contingent, for any of the liabilities of the Business, the Seller, the Shareholders or any of their respective affiliates or associates or any other person (the “Retained Liabilities”), and (b) such Retained Liabilities will, as between the Seller, on the one hand, and the Parent and the Purchaser, on the other hand, remain the sole responsibility of, and will be satisfied by, the Seller.

1.5. Purchase Price and Payment. At the Closing, in consideration for the sale of the Assets and the promises and representations, warranties, covenants and agreements contained herein, the Purchaser will:

(a) deliver to the Seller a number of shares of Parent common stock (“Parent Common Stock”) equal to the quotient obtained by dividing (i) $2,500,000 less the amount by which the sum of stockholders’ equity of the Seller shown on the Closing Date Balance Sheet, as defined in Section 4.19, plus the Retained Liabilities shown on the Closing Date Balance Sheet, is less than $368,432.73 by (ii) $4.00 (the “Purchase Shares”); and

(b) execute and deliver to the Seller, the Liabilities Undertaking.

1.6. Earnout. In addition to the consideration set forth in Section 1.5, the Purchaser will, on or before the 15th month anniversary of the Closing Date, deliver to the parties identified in Exhibit 1.6 as holding shares of the Seller’s common stock (“Seller Common Shares”) as of the Closing Date, collectively, an aggregate number of shares of Parent Common Stock equal to the quotient obtained by dividing (i) an amount equal to (A) the first $1,500,000 of net income of the Purchaser in excess of $1,000,000, determined on the basis of generally accepted accounting principles in the United States, for the twelve months commencing on the first day of the first calendar month following the Closing Date, by (ii) the Future Parent Stock Price (the “Earnout Shares”). Each holder of Seller Common Shares will be entitled to receive the pro rata portion of the Earnout Shares identified in Exhibit 1.6. For purposes of this Section 1.6, “Future Parent Stock Price” means the greater of (i) $4.00, or (ii) the volume weighted trading price of the Parent’s common stock as reported by the Nasdaq Stock Market for the ten (10) trading days up to and including the 15th month anniversary of the Closing Date.

1.7. Allocation of Purchase Price. The Purchase Price will be allocated among the Assets in the manner required by Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”). In making such allocation, the allocations determined by Purchaser in its reasonable discretion shall apply. The Purchaser and the Seller will file all Tax Returns (as defined in Section 2.13 hereto) and tax reports (including IRS Form 8594) in accordance with and based upon such allocation and will take no position in any Tax Return, tax proceeding or tax audit that is inconsistent with such allocation.

1.8. Tax-Deferred Reorganization. The Acquisition is intended to be a “reorganization” within the meaning of Section 368 of the Code, this Agreement is intended to constitute a “plan of reorganization” within the meaning of the regulations promulgated under Section 368 of the Code, and the shares of Parent Common Stock to be issued to the Seller pursuant to Sections 1.5 and 1.6 are intended to be treated as consideration for the Assets, and the Parent, the Purchaser, the Seller and the Shareholders agree to prepare and file tax returns which are consistent with such intentions. However, neither the Parent, the Purchaser nor its counsel makes any representation or warranty as to the tax consequences of the Acquisition, nor shall they have any liability to the Seller or any shareholder thereof if, for any reason, the transactions contemplated herein fail to qualify as a reorganization.

1.9. Closing. Unless this Agreement has been terminated and the transactions contemplated have been abandoned pursuant to Article 7 hereof, the closing of the Acquisition (the “Closing”) will take place at a mutually agreeable time that is as soon as practicable after satisfaction or waiver of the last to be fulfilled of the conditions set forth in Articles 5 and 6 hereof that by their terms are not to occur at the Closing (the “Closing Date”), at the offices of Preston Gates & Ellis LLP, Irvine, California, unless another date or place is agreed to by the parties hereto. Notwithstanding the foregoing, in no event will the Closing occur later than March 30, 2006 (the “Termination Date”), unless the parties mutually agree in writing to extend the Termination Date.

2.	REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE SHAREHOLDERS.

The Seller and the Shareholders, jointly and severally, hereby represent and warrant to the Purchaser and the Parent as of the date hereof as follows:

2.1. Disclosure Schedule. The disclosure schedule attached as Exhibit 2 hereto (the “Disclosure Schedule”) is divided into sections that correspond to the sections of this Article 2. The Disclosure Schedule is accurate and complete. Nothing in the Disclosure Schedule will be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item will not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). Disclosures in any subsection of the Disclosure Schedule will not constitute disclosure for purposes of any other subsection and other section of this Agreement or any exhibit to or other writing that is designated herein as being part of this Agreement.

2.2. Corporate Organization. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California with requisite power and authority to carry on the Business as it is now being conducted by the Seller and to own, operate and lease its properties and assets used in the conduct of the Business. The Seller is duly qualified or licensed to do business as a foreign corporation in good standing in every other jurisdiction in which the character or location of the properties and assets owned, leased or operated by it in the conduct of the Business, or the conduct of the Business itself, requires such qualification or licensing. The Disclosure Schedule contains a list of all jurisdictions in which the Seller is qualified or licensed to do business as a result of the Business.

2.3. Authorization. The Seller has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly and validly authorized by the board of directors and the shareholders of the Seller and no other corporate proceedings on the part of the Seller is necessary therefor. The Seller has taken all action required by law, its articles of incorporation and its bylaws, and otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein. This Agreement has been duly and validly executed and delivered by the Seller and is the valid and binding legal obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of applicability relating to or affecting creditors’ rights and general principles of equity.

2.4. Non-Contravention. Except as set forth in the Disclosure Schedule, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will: (i) violate or be in conflict with any provision of the certificate or articles of incorporation or bylaws of the Seller; (ii) be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which the Seller is a party or by which the Seller or any of its properties or assets is or may be bound; (iii) result in the creation or imposition of any mortgage, pledge, lien, security interest, conditional or installment sales agreement, encumbrance, claim, easement, right of way, tenancy, covenant, encroachment, restriction or charge of any kind or nature (whether or not of record) (a “Lien”), other than (A) mechanics’, carriers’, workers’ or other like liens arising in the ordinary course of business; (B) minor imperfections of title that do not individually or in the aggregate, impair the continued use and operation of the real property assets and fixtures to which they relate in the operation of the Business as currently conducted; and (C) liens for current taxes not yet due and payable (the Liens described in A, B and C, collectively, “Permitted Liens”), upon the Assets, under any Assumed Contract or any debt, obligation, contract, agreement or commitment to which the Seller is a party or by which the Seller or any of the Assets is or may be bound; or (iv) violate any statute, treaty, law, judgment, writ, injunction, decision, decree, order, regulation, ordinance or other similar authoritative matters (referred to herein individually as a “Law” and collectively as “Laws”) of any foreign, federal, state or local governmental or quasi-governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other authority (referred to herein individually as an “Authority” and collectively as “Authorities”).

2.5. Consents and Approvals. Except as set forth in the Disclosure Schedule, no consent, approval, order or authorization of or from, or registration, notification, declaration or filing (referred to herein individually as a “Consent” and collectively as “Consents”) with any individual or entity, including without limitation any Authority, is required in connection with the execution, delivery or performance of this Agreement by the Seller or the consummation by the Seller of the transactions contemplated herein.

2.6. Financial Statements. The Disclosure Schedule contains true and complete copies of audited balance sheets of the Seller as of December 31, 2005, 2004 and 2003, and its related statements of operations (or income or loss), changes in cash flow for each of the respective fiscal years then ended, and the unaudited balance sheet of the Seller as of February 15, 2006. Except as disclosed therein, the foregoing financial statements (i) are in accordance with the books and records of the Seller and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis (“GAAP”); and (ii) fairly present the financial position of the Seller as of the respective dates thereof, and its results of operations (or income or loss) for the periods then ended, all in accordance with GAAP.

2.7. Absence of Undisclosed Liabilities. Except as and to the extent (i) reflected on or reserved for in the Latest Balance Sheet, (ii) set forth on the Disclosure Schedule or (iii) incurred in the ordinary course of business after the date of the Latest Balance Sheet and not material in amount (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law), either individually or in the aggregate, the Seller has no debt, liability or obligation of any kind whatsoever relating to the Business, whether known or unknown, secured or unsecured, accrued or unaccrued, fixed or contingent, matured or unmatured, direct or indirect, absolute, contingent, unasserted or otherwise, and whether due or to become due (referred to herein as a “Liability” and collectively as “Liabilities”).

2.8. Absence of Certain Changes. Except as set forth in the Disclosure Schedule, since the date of the Latest Balance Sheet, the Seller has owned and operated the Assets in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing, subject to the foregoing exceptions:

(a) the Seller has not experienced any change which has had a Material Adverse Effect (as defined in Section 9.12) or experienced any event or failed to take any action which reasonably could be expected to result in a Material Adverse Effect;

(b) the Seller has not suffered any material loss, damage, destruction of property used in the conduct of the Business or Assets or other casualty to property used in the conduct of the Business or Assets (whether or not covered by insurance);

(c) the Seller has not suffered any loss of officers, directors, partners, employees, dealers, distributors, independent contractors, customers or suppliers which had or may reasonably be expected to result in a Material Adverse Effect; and

(d) no event has taken place which if it had occurred following the date hereof would constitute a violation of Section 4.1 hereof.

2.9. Assets. Except as set forth in the Disclosure Schedule, the Seller has good and marketable title to all of the Assets, free and clear of any Lien, other than Permitted Liens. The Seller has full right and power to, and at the Closing will, convey to the Purchaser good and marketable title to all of the Assets, free and clear of any Lien, other than Permitted Liens. The machinery, equipment, vehicles and other personal property used by the Seller in the Business are in good operating condition and repair, normal wear and tear excepted, and fit for the intended purposes thereof. The Assets constitute all of the property and assets, real, personal and mixed, tangible and intangible, presently used to carry on the Business of the Seller, and the Assets are adequate to carry on the Business of the Seller as presently conducted.

2.10. Real Property Leases. The Disclosure Schedule contains a listing of all real property in which the Seller has a leasehold or other interest that is used in connection with the operation of the Business (“Real Property Leases”). The Seller has valid and subsisting leasehold interest in the premises described in the Real Property Leases and has not encumbered any such leasehold interests. Except as set forth on the Disclosure Schedule, all real properties leased by the Seller are free from any structural defects, in good operating condition and repair, with no material maintenance, repair or replacement having been deferred or neglected, suitable for the intended use, and free from other material defects, normal wear and tear accepted. All such leasehold interests are valid and in full force and effect and enforceable in accordance with their terms, subject to the effect of applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, and other laws affecting the rights of creditors generally or the availability of specific performance, injunctive relief and other equitable remedies. There does not exist any violation, breach or default, of or under such leasehold interest on the part of the Seller or, the knowledge of the Seller and the Shareholders, any other party thereto.

2.11. Intellectual Property Rights. The Seller owns or has the unrestricted right to use, and the Disclosure Schedule contains a detailed listing of, all Intellectual Property Rights (as defined below) used or useful in connection with the Business. Except as set forth on the Disclosure Schedule, the use of all Intellectual Property Rights necessary or required for the conduct of the Business does not infringe or violate the Intellectual Property Rights of any person or entity. Except as described on the Disclosure Schedule: (a) the Seller does not own or use any Intellectual Property Rights pursuant to any written license agreement; (b) the Seller has not granted any person or entity any rights, pursuant to a written license agreement or otherwise, to use the Intellectual Property Rights; and (c) the Seller owns, has unrestricted right to use and has sole and exclusive possession of and has good and valid title to, all of the Intellectual Property Rights, free and clear of all Liens and Encumbrances. All license agreements relating to Intellectual Property Rights are valid and effective in accordance with their terms and there is not, under any of such licenses, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default, or would constitute a basis for a claim on non-performance) on the part of the Seller or, to the knowledge of the Seller or the Shareholders, any other party thereto. For the purposes of this Agreement, “Intellectual Property Rights” means: (a) inventions, ideas and conceptions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications; (b) all patents, patent registrations, patent applications, and all rights therein provided by Law and all improvements to the inventions disclosed in each such registration, patent or application (collectively, “Patents”), (c) trademarks, service marks, trade dress, logos, tradenames and corporate names, including all of the goodwill associated therewith, whether or not registered, including all common law rights, and registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office or state or foreign trademark office (collectively “Trademarks”); (d) copyrights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by Law (collectively, “Copyrights”); (e) mask works or registrations of mask works; (f) trade secrets and confidential, technical information (including ideas, formulas, compositions, inventions and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice); (g) technology, know-how, research and development information, computer programs and other computer software (other than widely-available off-the-shelf shrink-wrap software) technical data, whether or not secret or confidential; (h) copies and all tangible embodiments of all of the foregoing, in whatever form or medium; (i) all rights to obtain and rights to apply for Patents, and to register Trademarks and Copyrights.

2.12. Litigation. Except as set forth in the Disclosure Schedule, there is no legal, administrative, arbitration, or other proceeding, suit, claim or action of any nature or investigation, review or audit of any kind (including without limitation a proceeding, suit, claim or action, or an investigation, review or audit, involving any environmental Law or matter), judgment, decree, decision, injunction, writ or order pending, noticed, scheduled, or, to the knowledge of the Seller and the Shareholders, threatened or contemplated (a) by or against or involving the Seller, the Assets, the Business or the Seller’s officers, directors, agents or employees (but only in their capacity as such), or (b) which questions or challenges the validity of this Agreement or any action taken or to be taken by the parties hereto pursuant to this Agreement or in connection with the transactions contemplated herein.

2.13. Tax Matters. For purposes of this Agreement, the term “Taxes” means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, real or personal property, windfall profits, customs, duties or other taxes, fees, assessments, charges or levies of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term “Tax” means any one of the foregoing Taxes. In addition, the term “Tax Returns” means all returns, declarations, reports, statements and other documents required to be filed with any Authority in respect of Taxes, and the term “Tax Return” means any one of the foregoing Tax Returns. Except as set forth in the Disclosure Schedule, the Seller hereby represent and warrant the following with respect to the Company:

(a) The Seller has properly completed and duly filed on a timely basis (subject to any valid extensions filed by the Seller) and in form and substance that is, in all material respects, correct, all Tax Returns required to be filed on or prior to the date hereof with respect to Taxes of the Seller (or relating to the Business). As of the time of filing, the foregoing Tax Returns correctly reflected, in all material respects, the facts regarding the income, business, assets, operations, activities, status or other matters of the Seller or any other information required to be shown thereon. There is no material omission, deficiency, error, misstatement or misrepresentation, whether innocent, intentional or fraudulent, in any Tax Return filed by the Seller for any period. Any Tax Returns filed after the date hereof, but including periods through the Closing Date, will conform with the provisions of this Section 2.13.

(b) With respect to all amounts of Taxes imposed upon the Seller, or for which the Seller is or could be liable, whether to taxing Authorities (as, for example, under Law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before or including the Closing Date, all applicable Tax Laws and agreements have been or will be complied with, and all such amounts of Taxes required to be paid by the Seller to taxing Authorities or others on or before the date hereof have been duly paid or will be paid on or before the Closing Date. There are no Liens affecting any of the Assets arising out of, connected with, or related to

Taxes. The Seller has withheld and remitted all amounts required to be withheld and remitted by it in respect of Taxes.

(c) Except as set forth in the Disclosure Schedule, neither the federal Tax Returns of the Seller nor any state, local or foreign Tax Return of the Seller have been examined by the Internal Revenue Service or any similar state, local or foreign Authority, and, except to the extent shown therein, all deficiencies asserted as a result of such examinations have been paid or finally settled and no issue has been raised by the Internal Revenue Service or any similar state, local or foreign Authority in any such examination which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. Except as set forth in the Disclosure Schedule, all deficiencies and assessments of Taxes of the Seller resulting from an examination of any Tax Returns by any Authority have been paid and there are no pending examinations currently being made by any Authority nor has there been any written or oral notification to the Seller of any intention to make an examination of any Taxes by any Authority. Except as set forth in the Disclosure Schedule, there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return for any period.

(d) For purposes of computing Taxes and the filing of Tax Returns, the Seller has not failed to treat as “employees” any individual providing services to the Business who would be classified as an “employee” under the applicable rules or regulations of any Authority with respect to such classification.

2.14. Benefit Plans.

(a) Section 2.14 of the Disclosure Schedule lists each pension, welfare, incentive, deferred compensation, equity-based compensation, perquisite, paid time off, severance or other benefit plan, policy or practice covering current or former employees of the Seller or their spouses, dependents, family members, domestic partners or beneficiaries (a “Benefit Plan“). With respect to each Benefit Plan, Seller has made available to Purchaser the current Plan document or a complete and accurate description of the Plan.

(b) Seller does not and could not have any liability arising directly or indirectly under Section 412 of the Code or Section 302 or Title IV of ERISA.

(c) Seller does not and could not have any liability arising directly or indirectly to or with respect to any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

(d) Seller does not and could not have any liability arising directly or indirectly in connection with any failure of Seller or any affiliate of Seller to comply with Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA.

(e) Nothing has occurred or failed to occur with respect to any Benefit Plan that could result in any liability to Purchaser, the Parent or any affiliate of the Parent or Purchaser other than a liability expressly assumed pursuant to this Agreement.

(f) There are no facts or circumstances which could, directly or indirectly, subject the Purchaser, the Parent or any of their respective affiliates to any liability of any nature with respect to any pension, welfare, incentive, deferred compensation, perquisite, paid time off, severance or other benefit plan, policy, practice or agreement sponsored, maintained or contributed to by the Seller or any affiliate, to which the Seller or any affiliate is a party or with respect to which the Seller or any affiliate could have any liability (a “Seller Plan”).

2.15. Powers of Attorney. The Disclosure Schedule sets forth the names of all persons or entities holding general or special powers of attorney from the Seller relating to the Business and a summary of the terms thereof.

2.16. Contracts and Commitments; No Default.

(a) The Disclosure Schedule contains an accurate and complete list and brief description of:

(i) All real property in which the Seller has a leasehold or other interest and which is included in the Assets or which is used in connection with the operation of the Business, together with a description of each lease, sublease, license, or any other instrument under which the Seller claims or holds such leasehold or other interest or right to the use thereof or pursuant to which the Seller has assigned, sublet or granted any rights therein, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof, has been delivered to the Purchaser.

(ii) All machinery, tools, equipment, motor vehicles and other tangible personal property (other than inventory and supplies), owned, leased or used by the Seller in the conduct of the Business and included in the Assets, except for individual items with a cost of less than $500. The Seller has provided the Purchaser with either a copy of or a summary description of all leases and Liens relating thereto, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof.

(iii) All contracts, agreements and commitments, whether or not fully performed, in respect of the issuance, sale or transfer of capital stock, bonds, or other securities of the Seller or pursuant to which the Seller has acquired any substantial portion of the Business or Assets.

(iv) All contracts, agreements, commitments or understandings that restrict the Seller from carrying on the Business or any part thereof anywhere in the world or from competing in any line of business with any person or entity.

(v) All purchase or sale contracts or agreements that call for aggregate purchases or sales in excess over the course of such contract or agreement of $5,000 or which continues for a period of more than 12 months (including without limitation periods covered by any option to renew or extend by either party), and which is not terminable on 60 days’ or less notice without cost or other Liability at or any time after the Closing.

(vi) Any contract, commitment, agreement or arrangement with any “disqualified individual” (as defined in Section 280G(c) of the Code) which contains any severance or termination pay liabilities which would result in a disallowance of the deduction for any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) under Section 280G of the Code.

(vii) All Assumed Contracts.

(viii) The names and current annual salary rates of all employees of and consultants to the Business, showing separately for each such person the amounts paid or payable as salary, bonus payments and any indirect compensation for the current fiscal year.

(ix) All collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, employee option or purchase plans, other employee arrangements or commitments, whether or not legally binding, including without limitation, holiday, vacation, paid time-off, and other bonus practices, to which the Seller is a party or is bound and which relates to employees or consultants of the Business or the operation of the Business.

(b) The Assumed Contracts and all other contracts, agreements, leases, licenses and commitments required to be listed on the Disclosure Schedule (other than those which have been fully performed), are valid and binding, enforceable in accordance with their respective terms in all material respects, except as enforcement might be limited by bankruptcy and other laws related to creditors’ rights and principles of equity, and are in full force and effect. Except as otherwise specified in the Disclosure Schedule, the Assumed Contracts are validly assignable to the Purchaser without the consent of any other party so that, after the assignment thereof to the Purchaser pursuant hereto, the Purchaser will be entitled to the full benefits thereof. Except as disclosed in the Disclosure Schedule, none of the payments required to be made under any Assumed Contract has been prepaid more than 30 days prior to the due date of such payment thereunder. Except as set forth in the Disclosure Schedule, the Seller is not in material breach, violation or default, however defined, in the performance of any of its obligations under any Assumed Contract or any other contract, agreement, lease, license or commitment required to be listed on the Disclosure Schedule, and no facts and circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a material breach, violation or default thereunder or thereof. Except as set forth in the Disclosure Schedule, none of the Assumed Contracts is subject to renegotiation with any government body. True and complete copies of all of the Assumed Contracts (together with any and all amendments thereto) have been delivered to the Purchaser and identified with a reference to this Section of this Agreement.

2.17. Orders, Commitments and Returns. Except as set forth in the Disclosure Schedule, all accepted and unfulfilled orders for the sale of products and the performance of services entered into by the Seller relating to the Business and all outstanding material contracts or material commitments for the purchase of supplies, materials and services were made in bona fide transactions in the ordinary course of the Business. To the knowledge of the Seller and the Shareholders, the Seller is not subject to any outstanding sales or purchase contracts, commitments or proposals relating to the Business that is anticipated to result in a loss upon completion or performance thereof.

2.18. Labor Matters. Except as set forth in the Disclosure Schedule: (a) the Seller is and has been in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such Laws respecting employment discrimination and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice; (b) no grievance or any arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims therefor exist or have been threatened; (c) no collective bargaining agreement is binding and in force against the Seller or currently being negotiated by the Seller; (d) the Seller has not experienced any significant labor difficulty; (e) the Seller is not delinquent in payments to any persons for any wages, salaries, commissions, bonuses or other direct or indirect compensation for any services performed by them or amounts required to be reimbursed to such persons, including without limitation any amounts due under any Benefit Plans; (f) upon termination of the employment of any person, neither the Purchaser nor the Parent will, by reason of anything done prior to or as of the Closing Date, be liable to any of such persons for so-called “severance pay” or any other payments; and (g) within the twelve-month period prior to the date hereof there has not been any expression of intention to the Seller by any officer or key employee of the Seller to terminate such employment.

2.19. Compliance with Law; Permits and Other Operating Rights. Except as set forth in the Disclosure Schedule, and without limiting the scope of any other representations or warranties contained in this Agreement, but without intending to duplicate the scope of such other representations and warranties, the assets, properties, business and operations of the Business, are and have been in compliance with all Laws applicable to the assets, properties, business and operations of the Business. Except as set forth in the Disclosure Schedule, the Seller does not requires the Consent of any Authority to permit the Business to operate in the manner in which it is presently being operated. The Seller possesses all permits, licenses and other authorizations from all Authorities necessary to permit them to operate the Business in the manner in which they presently conduct it, and the consummation of the transactions contemplated by this Agreement will not prevent the Purchaser from being able to continue to use such permits and operating rights.

2.20. Environmental and Safety Matters. Except as set forth in the Disclosure Schedule, the operation of the Business does not involve the handling, manufacture, treatment, storage, use, generation, emission, release, discharge, refining, dumping or disposal of any pollutant, contaminant, or toxic or hazardous substance, material or waste (a “Hazardous Substance”) (whether legal or illegal, accidental or intentional, direct or indirect). To the knowledge of the Seller and the Shareholders, there are no facts or circumstances that could, directly or indirectly, subject the Seller, or any of its affiliates or successors to any Liability of any nature whatsoever arising out of or related to any pollution or threat to human health or the environment or violation of any environmental or occupational safety or health law that is related in any way to the operation of the Business by the Seller or any affiliate or any previous owner’s or operator’s management, use, control, ownership, or operation of the Assets, any property, or the Business or any affiliate, including without limitation any on-site or off-site activities involving any Hazardous Substance, and that occurred, existed, arose out of conditions or circumstances that occurred or existed, or was caused, in whole or in part, on or before the date hereof.

2.21. Insurance. The Disclosure Schedule contains a listing of all policies of fire and other casualty, general liability, theft, life, workers’ compensation, health, directors and officers, business interruption and other forms of insurance owned or held by the Seller and relating to the Business, specifying the insurer, the policy number, the risk insured against, the term of the coverage, the limits of coverage, the deductible amount (if any), the premium rate, the date through which coverage will continue by virtue of premiums already paid and, in the case of any “claims made” coverage, the same information as to predecessor policies for the previous five years. All present policies are in full force and effect and all premiums with respect thereto have been paid. The Seller has not been denied any form of insurance and no policy of insurance has been revoked or rescinded during the past five years, except as described on the Disclosure Schedule.

2.22. Brokers. Neither the Seller nor any of the Seller’s directors, officers, shareholders, agents or employees has employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder’s fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to the Seller or the Shareholders for any such fee or commission to be claimed by any person or entity.

2.23. Absence of Certain Business Practices. Neither the Seller, nor any director, officer, partner, employee or agent of the Seller, nor any other person acting on their behalf, has, directly or indirectly, within the past five years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Seller (or assist the Seller in connection with any actual or proposed transaction) which: (i) might subject the Seller, the Purchaser, the Parent or the Purchaser’s or the Parent’s affiliates to any damage or penalty in any civil, criminal or governmental litigation proceeding; (ii) if not given in the past, might have had a Material Adverse Effect on the Business; or (iii) if not continued in the future, might materially adversely affect the Business or which might subject the Seller, the Purchaser, the Parent or the Purchaser’s or the Parent’s affiliates to suit or penalty in any private or governmental litigation or proceeding.

2.24. Business Generally. Except as set forth in the Disclosure Schedule, there has been no event, transaction or information which has come to the attention of the Seller which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Business. Without limiting the generality of the foregoing, except as set forth in the Disclosure Schedule, there has not been in the twelve-month period prior to the date hereof any material adverse change in the business relationship of the Seller with any customer, dealer or supplier to the Business.

2.25. Transactions with Certain Persons. Except as set forth in the Disclosure Schedule, during the past three years, the Seller has not, directly or indirectly, purchased, leased or otherwise acquired any property or obtained any services from, or sold, leased or otherwise disposed of any property or furnished any services to in connection with the Business, or otherwise dealt with, in the ordinary course of the Business or otherwise in connection with the Business, any affiliate or associate of the Seller or any member, shareholder, or partner of any affiliate or associate of the Seller (except with respect to compensation in the ordinary course of the Business for services rendered as a director, officer or employee of the Seller). The Seller does not owe any amount to, or have any agreement or contract with or commitment to, any of its partners, directors, officers, employees or consultants or any affiliate or associate thereof (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business), and none of such persons owes any amount to the Seller.

2.26. Customers. Except as set forth on the Disclosure Schedule, there has not been in the twelve-month period prior to the date hereof, any dispute with any customer of the Business, or any set of circumstances, either of which is reasonably anticipated to have a Material Adverse Effect on the relationship between the Seller and any customer or reasonably anticipated to have a material adverse effect on the revenue and profitability expected from any customer during the twelve-month period immediately subsequent to the Closing. Except as set forth on the Disclosure Schedule, the Seller is not aware of any circumstances that could materially affect the ability of any customer of the Business to continue doing business with the Seller in the manner in which such business has been conducted in the past or commence doing business with the Purchaser or the Parent.

2.27. Product Warranties. The Disclosure Schedule includes a copy of the Seller’s written warranty terms to its customers regarding the Business. Except as set forth in the Disclosure Schedule, the Seller has not given or made any other written or oral warranties to any person with respect to any products sold or services performed in connection with the Business. Except as set forth on the Disclosure Schedule, the Seller has no written, oral or other notice of a claim against the Seller, or any Shareholder, whether or not fully covered by insurance, for products liability or liability on account of any express or implied warranty, except for warranty obligations and returns in the ordinary course of business consistent with past practice.

2.28. Securities Law Matters. The Seller represents and warrants to the Purchaser and the Parent that (i) it will cause each person or entity issued Purchase Shares pursuant to Section 1.5 to make representations and warranties to the Parent and Purchaser substantially similar to those in this Section 2.28; and (ii) further that the Seller (a) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of accepting the Purchase Shares; (b) is acquiring the Purchase Shares hereby for its own account and not on behalf of any other person or persons; (c) is acquiring the Purchase Shares for investment purposes; (d) understands that the Purchase Shares may not be sold, transferred, assigned or otherwise disposed of except pursuant to an effective registration statement or upon receipt of an opinion of counsel reasonably satisfactory to the Parent that the transfer is exempt from registration under applicable state and federal securities laws; (e) is an “accredited investor” under the Securities Act of 1933, as amended (the “1933 Act”); and (f) has been informed that the certificates representing the Purchase Shares will bear the following or substantially similar legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED OR PLEDGED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE TRANSFER IS EXEMPT FROM REGISTRATION UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

2.29. Accuracy of Information. No representation or warranty made by the Seller or the Shareholders in this Agreement, the Disclosure Schedule, or in any agreement, instrument, document, certificate, statement or letter furnished or to be furnished to the Purchaser or the Parent at the Closing by or on behalf of the Seller in connection with any of the transactions contemplated by this Agreement contains or will contain any untrue statement of material fact or omit or will omit to state any material fact necessary in order to make the statements herein or therein not misleading in light of the circumstances in which they are made, and all of the foregoing completely and correctly present the information required or purported to be set forth herein or therein. There is no material fact as of the date hereof which has not been disclosed in writing to the Purchaser to which the Seller has knowledge relating to the Business, its operations, properties, financial condition or prospects which has a Material Adverse Effect or, in the future may have a Material Adverse Effect on the Business. The representations and warranties contained in this Article 2 or elsewhere in this Agreement or any document delivered pursuant hereto will not be affected or deemed waived by reason of the fact that the Purchaser, the Parent or their representatives knew or should have known that any such representation or warranty is or might be inaccurate in any respect.

3.	REPRESENTATIONS AND WARRANTIES OF PURCHASER AND THE PARENT.

The Purchaser and the Parent, jointly and severally, represent and warrant to the Seller as of the date hereof as follows:

3.1. Corporate Organization. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada. the Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

3.2. Authorization. Each of the Purchaser and the Parent has all the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated herein. Each of the board of directors of the Purchaser and the Parent has taken all action required by law, its articles or certificate of incorporation and bylaws or otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and no action of the stockholders of the Purchaser or the Parent is required. This Agreement is a valid and binding legal obligation of the Purchaser and the Parent enforceable against each of them in accordance with its terms subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of applicability relating to or affecting creditors’ rights and general principles of equity.

3.3. Consents and Approvals. Assuming the accuracy of the representations and warranties in Section 2.27, and other than the filing by the Parent of a Form D pursuant to the 1933 Act, no Consent is required by any person or entity, including without limitation any Authority, in connection with the execution, delivery and performance by the Purchaser and the Parent of this Agreement, or the consummation of the transactions contemplated herein, other than any Consent which, if not made or obtained, will not, individually or in the aggregate, have a Material Adverse Effect on the business of the Purchaser or the Parent.

3.4. Valid Issuance. The Parent Common Stock to be used in connection with this Agreement is duly authorized and, when issued, delivered and paid for as provided in this Agreement, will be validly issued, fully paid and non-assessable.

3.5. SEC Documents and Financial Statements. The Parent has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (together with any successor agency, the “SEC” ) since January 1, 2005 through the date of this Agreement (collectively, the “Parent SEC Documents” ). As of their respective filing dates, the Parent SEC Documents complied in all material respects with the rules and regulations of the SEC applicable to such Parent SEC Documents, and the Parent SEC Documents, taken as a whole, do not contain any untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective filing dates, the financial statements of Parent included in the Parent SEC Documents (the “Parent Financial Statements”) complied as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and were prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto) and fairly presented, in all material respects, the consolidated financial position of Parent and its subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended (subject in the case of unaudited statements, to normal, recurring audit adjustments not material in scope or amount).

3.6. Brokers. Neither the Purchaser, the Parent nor any of their officers, directors or employees have employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder’s fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to the Purchaser or the Parent for any such fee or commission to be claimed by any person or entity.

4.	COVENANTS OF THE PARTIES.

4.1. Conduct of Business of the Seller. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, the Seller will conduct the Business according to the ordinary and usual course of the Business, and use its best efforts to preserve the Business’ current relationships with customers, employees, suppliers and other persons with which it has business relations. Without limiting the generality of the foregoing, and, except as otherwise expressly provided in this Agreement, prior to the Closing Date, without the prior written consent of the Purchaser, the Seller will not:

(a) (i) increase in any manner the compensation of any of the officers, employees, consultants and others who provide services to the Business; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing plan, agreement or arrangement to any such officer, employee, consultant or other person, whether past or present of the Business; (iii) except in connection with any written arrangement approved by the Purchaser, commit the Business to any additional pension, profit-sharing, bonus, incentive, deferred compensation, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment agreement or consulting agreement (arising out of prior employment) with or for the benefit of any person providing services to the Business; (iv) terminate, enter into, adopt, institute or otherwise become subject to or amend any collective bargaining agreement; or (v) amend any of such plans or any of such agreements in existence on the date of this Agreement;

(b) incur, assume, suffer or become subject to, whether directly or by way of guarantee or otherwise, any Liabilities which, individually or in the aggregate, are material to the conduct of the Business or the Assets, have or would have a Material Adverse Effect on the financial conditions of the Business or the condition of the Assets;

(c) pay, discharge or satisfy any Liabilities of the Business other than the payment, discharge or satisfaction in the ordinary course of the Business and consistent with past practice;

(d) sell, transfer, or otherwise dispose of any of the Assets, other than inventory in the ordinary course of the Business and consistent with past practice;

(e) permit or allow any of the Assets to be subjected to any Lien, except for Permitted Liens;

(f) write down the value of any Inventory (including write-downs by reason of shrinkage or mark-down), except for immaterial write-downs in the ordinary course of the Business and consistent with past practice;

(g) cancel or amend any debts, waive any claims or rights or sell, transfer or dispose of any of the Assets, other than Inventory in the ordinary course of the Business;

(h) license, sell, transfer, pledge, modify, disclose, dispose of or permit to lapse any rights to the use of any of the Intellectual Property Rights (except as necessary in the conduct of the Business);

(i) make or enter into any commitment for capital expenditures for additions to property, plant, equipment or intangible capital assets of the Business in excess of $25,000;

(j) pay, lend or advance any amount to, or sell, transfer or lease any of the properties or assets (real, personal or mixed, tangible or intangible) used in connection with the Business to, or enter into any agreement or arrangement with, any officer, director, employee or any other person providing services to the Business;

(k) terminate, enter into or amend in any material respect any contract, agreement, lease, license or commitment identified in the Disclosure Schedule, or take any action or omit to take any action which will cause a breach, violation or default (however defined) under any such items, except in the ordinary course of the Business and consistent with past practice;

(l) acquire for the Business any of the business or assets of any other person or entity;

(m) permit any of current insurance (or reinsurance) policies relating to the Business to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than coverage remaining under those canceled, terminated or lapsed are in full force and effect;

(n) suffer any adverse change in the Business’ relationship with any customer, including the loss of any such customer;

(o) enter into other agreements, commitments or contracts not in the ordinary course of the Business or in excess of current requirements;

(p) modify, amend or terminate any Assumed Contract, or waive, release, relinquish or assign any Assumed Contract or other right or claim;

(q) settle or compromise any material suit, claim or dispute or threatened material suit, claim or dispute;

(r) make any change in the accounting methods, principles or practices used in connection with the Business except as required by GAAP, including revenue recognition methodologies; or

(s) agree in writing or otherwise to take any of the foregoing actions or any action which would make any representation or warranty in this Agreement untrue or incorrect in any material respect.

4.2. No Solicitation of Alternate Transaction. Neither the Seller or any of its officers, directors, employees, independent contractors, consultants, counsel, accountants, investment advisors and other representatives and agents will, directly or indirectly, solicit or entertain offers from, negotiate with, provide any nonpublic information to, enter into any agreement with, or in any manner encourage, discuss, accept or consider any proposal of, any third party relating to the acquisition of the Business, its assets or businesses, in whole or in part, whether through a tender offer (including a self tender offer), spin-off, exchange offer, merger, consolidation, sale of substantial assets or of a significant amount of assets, sale of securities, acquisition of the Seller’s securities, liquidation, dissolution or similar transactions involving the Seller or any division, subsidiary, parent or affiliate of the Seller.

4.3. Full Access to Purchaser. Throughout the period prior to the Closing, the Seller will afford to the Purchaser and the Parent, and their respective directors, officers, employees, counsel, accountants, investment advisors and other authorized representatives and agents, access to the facilities, properties, books and records of the Business in order that the Purchaser and the Parent may have full opportunity to make such investigations as they will desire to make of the affairs of the Seller and the Business. The Seller will furnish such additional financial and operating data and other information as the Purchaser or the Parent will, from time to time, reasonably request, including without limitation access to the working papers of their independent certified public accountants; provided, however, that any such investigation will not affect or otherwise diminish or obviate in any respect any of the representations and warranties of the Seller and the Shareholders herein.

4.4. Confidentiality. Each of the parties hereto agrees that it will not use, or permit the use of, any of the information relating to any other party hereto furnished to it in connection with the transactions contemplated herein (“Information”) in a manner or for a purpose detrimental to such other party or otherwise than in connection with the transaction, and that they will not disclose, make accessible, or otherwise cause or permit the disclosure of, any of the Information to any person or entity, other than their respective directors, officers, employees, investment advisors, accountants, counsel and other authorized representatives and agents, except as may be required by judicial or administrative process or, in the opinion of such party’s counsel, by other requirements of Law; provided, however, that prior to any disclosure of any Information permitted hereunder, the disclosing party will first obtain the recipients’ undertaking to comply with the provisions of this subsection with respect to such information. The term “Information” as used herein will not include any information relating to a party that the party disclosing such information can show: (i) to have been in its possession prior to its receipt from another party hereto; (ii) to be now or to later become generally available to the public through no fault of the disclosing party; (iii) to have been available to the public at the time of its receipt by the disclosing party; (iv) to have been received separately by the disclosing party in an unrestricted manner from a person entitled to disclose such information; or (v) to have been developed independently by the disclosing party without regard to any information received in connection with this transaction. Each party hereto also agrees to promptly return to the party from whom it originally received such information all original and duplicate copies of materials in any media containing Information should the transactions contemplated herein not occur. A party hereto will be deemed to have satisfied its obligations to hold the Information confidential if it exercises the same care as it takes with respect to its own similar information.

4.5. Filings; Consents; Removal of Objections. Subject to the terms and conditions herein provided, the parties hereto will use their respective best efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including without limitation obtaining all Consents of any person or entity, whether private or governmental, required in connection with the consummation of the transactions contemplated herein.

4.6. Further Assurances; Cooperation; Notification.

(a) Each party hereto will, before, at and after Closing, execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement. Without limiting the generality of the foregoing, at any time after the Closing, at the request of the Purchaser and without further consideration, the Seller will execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation and take such action as the Purchaser may reasonably deem necessary or desirable in order to more effectively consummate the transactions contemplated hereby and to vest in the Purchaser good and marketable title to, all of the Assets, to put the Purchaser in actual possession and operating control thereof and to assist the Purchaser in exercising all rights with respect thereto, without further cost or expense to the Purchaser.

(b) The Seller will cooperate with the Purchaser to promptly develop plans for the management of the Business after the Closing, including without limitation plans relating to productivity, marketing, operations and improvements, and the Seller will further cooperate with the Purchaser to provide for the implementation of such plans as soon as practicable after the Closing. Subject to applicable Law, the Seller will confer on a regular and reasonable basis with one or more representatives of the Purchaser to report on material operational matters and the general status of ongoing operations.

(c) At all times from the date hereof until the Closing, each party will promptly notify the other in writing of the occurrence of any event that it reasonably believes will or may result in a failure by such party to satisfy the conditions specified in Article 5 and Article 6 hereof.

4.7. Supplements to Disclosure Schedule. At least 72 hours prior to the Closing, the Seller will supplement or amend the Disclosure Schedule with respect to any event or development which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or which is necessary to correct any information in the Disclosure Schedule or in any representation and warranty of the Seller and the Shareholders which have been rendered inaccurate by reason of such event or development. For purposes of determining the accuracy as of the date hereof of the representations and warranties of the Seller contained in Article 2 hereof in order to determine the fulfillment of the conditions set forth herein and to determine whether a material breach has occurred pursuant to Section 8.3, the Disclosure Schedule will be deemed to exclude any information contained in any supplement or amendment hereto delivered after the delivery of the Disclosure Schedule.

4.8. Public Announcements. None of the parties hereto will make any public announcement with respect to the transactions contemplated herein without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed; provided, however, that any of the parties hereto may at any time make any announcements that are required by applicable Law so long as the party so required to make an announcement promptly upon learning of such requirement notifies the other party of such requirement and discusses with the other party in good faith the exact proposed wording of any such announcement.

4.9. Preparation of Shareholder Materials. Prior to or as promptly as practicable after the execution of this Agreement (to the extent not done prior to the execution of this Agreement), the Seller will promptly submit to all of the holders of Seller Common Shares, information and documents relating to the terms of the Acquisition and this Agreement and such other information required for the issuance of the Purchase Shares to satisfy the requirements of Rule 506 of Regulation D and Rule 145 under the 1933 Act.

4.10. Tax Matters.

(a) No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, affecting the Assets will be made after the date of this Agreement without the prior written consent of the Parent or the Purchaser.

(b) As a condition precedent to the consummation of the transactions contemplated by this Agreement, the Seller will provide the Purchaser with any clearance certificate or similar document(s) that may be required by any state taxing authority in order to relieve the Purchaser of any obligation to withhold any portion of the Purchase Price.

(c) In addition to and without limiting those representations and warranties set forth in Section 2.13 of this Agreement, in the event that any sales or use Tax, or any Tax in the nature of a sales or use tax, or any transactional Tax is payable or assessed relative to the transactions contemplated herein, the Seller will pay all such Taxes and will not collect any part thereof from the Purchaser or the Parent. The parties hereto will cooperate to make any necessary filings with state and local or foreign taxing Authorities and to furnish any required supplemental information with respect to any state and local or foreign Tax liabilities resulting from the consummation of the transactions contemplated herein.

(d) In addition to and without limiting those representations and warranties set forth in Section 2.13 of this Agreement, the Seller will pay all Taxes arising from or relating to the transactions contemplated by this Agreement, including without limitation Tax on any income or gains arising from the sale of the Assets. The Seller will cause to be prepared and filed all federal, foreign and state income Tax Returns for the Business reflecting all activities of the Business through and including the Closing Date. Regardless of any prior practice, no dividend or distribution of cash or property of the Business will be made by the Seller on or before the Closing Date without the express written consent of the Purchaser.

(e) The Seller, on the one hand, and the Purchaser, on the other hand, will:

(i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, audit or other examination by any taxing Authority or judicial or administrative proceedings relating to liability for Taxes,

(ii) each retain and provide the other with any records or other information which may be relevant to such Tax Return, audit or examination, proceeding or determination, and

(iii) each provide the other with any final determination of such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period.

Without limiting the generality of the foregoing, the Seller and the Purchaser will retain, until the applicable statutes of limitations (including all extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information which may be relevant to such Tax Returns for all Tax periods or portions thereof ending on or before the Closing Date and will not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

4.11. Liquidation of Company. Following the Closing, the Seller shall not engage in the active conduct of business, except to the extent necessary to wind up the affairs of the Seller, and the Seller and the Shareholders shall promptly liquidate the Seller and take all other steps necessary to comply with the requirements applicable to qualifying the Acquisition as a “reorganization” pursuant to Section 368(a)(1)(C) of the Code, including the distribution of the Purchase Shares to the parties identified under Exhibit 1.6 as holding Seller Common Shares at the time of Closing and in the proportions identified pursuant thereto, provided the Seller and the Shareholders distribute the Purchase Shares only to parties who have executed the Investment Agreement described in Section 5.4(c) of this Agreement. In the course of liquidation, the Seller shall sell such Retained Assets as necessary to generate sufficient cash to pay all of the Retained Liabilities. Any remaining Excluded Assets or sales proceeds therefrom shall be distributed to the stockholders of Company in complete cancellation and redemption of such holders’ Seller Common Shares.

4.12. Bulk Transfers. The Seller have requested and the Purchaser has, subject to its indemnification rights, agreed to waive the requirements of the Uniform Commercial Code concerning bulk transfers, as in effect in the various states in which the Seller has assets used in the Business, including without limitation the requirement of notice to creditors.

4.13. Employee Benefits.

(a) On or as soon as administratively practicable after the Closing Date, the Purchaser will extend offers of immediate employment to employees of the Business selected by Purchasers in its sole discretion (the “Selected Employees”). Except as otherwise expressly provided in this Agreement, the terms and conditions of each such offer and of any continuing employment will be determined by the Purchaser in its sole discretion and any resulting employment relationship will be at will. Any employee of the Business who accepts such an employment offer and reports for work on the date directed by the Purchaser will be sometimes hereinafter referred to as a “Transferred Employee.” The Seller hereby authorizes the Purchaser to enter into discussions with any of the Selected Employees concerning the future employment of such individual by the Purchaser; provided, however, that (i) such discussions will not be commenced prior to the giving of notice by the Seller to the employees of the Business of the transactions contemplated by this Agreement; and (ii) all such discussions will be conducted in such a manner as not to interfere unreasonably with the operations of the Business.

(b) Each Transferred Employee will be permitted to participate in the Purchaser’s benefit plans, policies and practices in accordance with the terms thereof applicable to newly hired employees and without regard to service with the Seller or any aspect of participation in any benefit plans, practices or policies of the Seller, except as otherwise determined by the Purchaser in its sole discretion.

(c) Seller will be responsible for making any payment of severance compensation including any notice pay and severance pay in order to comply with the requirements of the Worker Adjustment and Retraining Act (“WARN”) (or any similar state or local Law), required in connection with the transactions contemplated by this Agreement to any employee of the Seller who is not a Transferred Employee.

(d) The Purchaser will not be obligated under, and hereby specifically disclaims any assumption or liability with respect to, any collective bargaining agreement to which the Seller is a party or under which the Seller’s employees or former employees are covered or any Seller Plan, including any Benefit Plan. Without limiting the generality of the foregoing, (i) the Purchaser is not assuming any obligation to contribute to, or any obligation or liability for any withdrawal liability arising in connection with, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, attributable to participation therein by current or former employees of the Seller as a result of this Agreement or the transactions contemplated hereby, and (ii) with respect to each current or former employee of the Seller or any affiliate and each other individual who is a “qualified beneficiary” with respect to such current or former employee in connection with a “group health plan” maintained by the Seller or any affiliate (as such terms are defined in Section 4980B of the Code), as between the Purchaser, on the one hand, and the Seller, on the other hand, the Seller is responsible for providing group health plan continuation coverage in accordance with Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA (without regard to whether the Purchaser is ultimately determined to be responsible to provide such coverage to any such current or former employee) and will indemnify, defend and hold harmless the Purchaser and its affiliates from and against any liability, expense, cost, tax or obligation of any nature with respect to such current or former employee or other individual arising in connection with group health plan coverage required under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA.

(e) On or prior to the Closing Date, the Seller will make a cash payment to each of its respective employees in an amount equal to the vacation time, holiday time and sick pay properly due each such employee through the Closing Date.

4.14. Covenant Not to Compete; Non-Solicitation.

(a) In order that the Purchaser and the Parent may have and enjoy the benefit of the transactions contemplated in this Agreement, each of the Shareholders and the Seller covenants and agrees that, for a period of five (5) years from the Closing Date (the “Restricted Period”), neither it nor any of its affiliates will, directly or indirectly, within any geographical area or territory in the United States, own, manage, operate or control, or participate in the ownership, management, operation or control of, or have any interest in, as a stockholder, member, director, governor, manager, officer, employee, agent, consultant or partner, any business of the type engaged in or contemplated by the Business; provided, however, that nothing contained herein will prohibit any Shareholder or the Seller from owning less than 5% of any class of securities listed on a national securities exchange or traded publicly in the over-the-counter market.

(b) During the Restricted Period, neither the Shareholders, the Seller nor any of their respective affiliates will call upon, solicit, contact or serve: (i) any of the then-existing clients, customers, vendors or suppliers of the Business; (ii) any clients, customers, vendors or suppliers that have had a relationship with the Shareholders or the Seller relating to the Business during the preceding twelve (12) months; or (iii) any potential clients, customers, vendors or suppliers that were solicited by the Shareholders or the Seller in connection with the Business during the preceding twelve (12) months.

(c) During the Restricted Period, neither the Shareholders, the Seller nor any of their respective affiliates will employ or attempt to employ (by soliciting or assisting anyone else in the solicitation of) any of the Selected Employees or the Purchaser’s or the Parent’s then employees on behalf of any other entity, whether or not such entity competes with the Seller, the Purchaser or the Parent.

(d) The invalidity or unenforceability of any provision of this Section 4.14, in whole or by virtue of the following sentence in part, will not affect the validity or enforceability of any other provision of this Section 4.14 or of any other provision of this Agreement, all of which will to the full extent consistent with applicable law continue in full force and effect. In addition, if any provision of Section 4.14(a) are adjudged to be excessively broad as to duration, geographical scope, activity or subject, the parties intend that such provision will be deemed modified to the minimum degree necessary to make such provision valid and enforceable under applicable law and that such modified provision will thereafter be enforced to the fullest extent possible. Each of the Shareholders and the Seller acknowledges that any violation of any of the provisions of Section 4.14(a) is likely to cause irreparable damage to the Purchaser and the Parent and it is agreed that the Purchaser and the Parent will be entitled to equitable relief, including injunction and specific performance, in the event of any violation of such provision.

4.15. Parent Funding of Purchaser. The Parent agrees to provide up to $2.0 million of working capital to the Purchaser after the Closing to meet the obligations of the acquired Business as they become due, as follows: (i) $300,000 to pay down amounts due by Seller under the bank loan reflected on the Latest Balance Sheet and other assumed liabilities within five (5) days following the Closing; (ii) an additional $700,000 within the first twenty (20) days following the Closing; (iii) an additional $500,000 within sixty (60) days following the Closing; and (iv) an additional $500,000 within one hundred twenty (120) days following the Closing. Notwithstanding the foregoing, the Parent’s obligations under this Section 4.15 (ii) to (iv) are contingent upon the closing by the Parent of a financing transaction resulting in net proceeds to the Parent of at least $10 million on or before April 30, 2006.

4.16. Amendment to Articles of Incorporation of the Seller. Within three (3) business days following the Closing, the Seller and Shareholders shall take all action necessary to amend the Seller’s Articles of Incorporation to change the Seller’s legal name from “TOPS Digital Security, Inc.” to another available name not including the name “TOPS Digital Security”. The new name shall be acceptable to the Parent in its reasonable discretion.

4.17. Registration of Purchase Shares. The Parent shall use its best efforts to prepare and file with the SEC a registration statement (the “Registration Statement”) covering the resale of up to 250,000 Purchase Shares (the “Registered Shares”) within 45 days following the Closing. The Parent shall use its best efforts to cause the Registration Statement to be declared effective by the SEC within 100 days after the Registration Statement is filed with the SEC. The holders of the Registered Shares shall make customary acknowledgements and representations regarding the sale of the Registered Shares, as set forth in the Investment Agreement.

4.18. Purchase of Technology. Immediately following the Closing, the Seller and the Shareholders shall jointly use their best efforts to assist the Parent and/or the Purchaser in negotiating with the Licensor for the purchase by the Parent and/or the Purchaser of the Technology, at their expense and at a price acceptable to Parent in its reasonable discretion. If the Seller and the Shareholders are not able to procure the Technology at a price acceptable to Parent in its reasonable discretion, the Seller and the Shareholders will jointly use their best efforts to develop programs and applications that function in the same manner to the Technology (the “Parallel Programs”) for and on behalf of the Parent and/or the Purchaser within twelve (12) months following the Closing. All work product created by the Seller and the Shareholders to develop the Parallel Programs shall be deemed “work for hire” under all applicable laws and shall be the property of the Parent and the Purchaser. If the Seller and the Shareholders have not successfully developed the Parallel Programs within twelve (12) months following the Closing, the Seller and the Shareholders shall purchase the Technology, at no cost to the Parent or the Purchaser, on behalf of and for the benefit of the Parent and the Purchaser.

4.19. Closing Date Balance Sheet. On the Closing Date, the Seller will deliver to the Parent and the Purchaser an unaudited balance sheet, dated as of the Closing Date (the “Closing Date Balance Sheet”), for purposes of determining the number of Purchase Shares to be issued pursuant to Section 1.5(a). The Seller will deliver to the Parent and the Purchaser a pro forma Closing Date Balance Sheet (the “Pro Forma Balance Sheet”) at least 72 hours prior to the Closing Date and will cooperate with the Parent and the Purchaser regarding their review of the same. The Pro Forma Balance Sheet and the Closing Date Balance Sheet (i) shall be prepared in accordance with the books and records of the Seller, in conformity with GAAP applied on a consistent basis; and (ii) shall fairly present the financial position of the Seller as of the respective dates thereof in accordance with GAAP.

4.20. Assignment of Contracts. If any Assumed Contract requires a Consent in connection with the execution, delivery or performance of this Agreement by the Seller or the consummation by the Seller of the transactions contemplated herein, whether or not such Consent is disclosed in the Disclosure Schedule pursuant to Section 2.5 of this Agreement, and if such Consent is not obtained on or before the Closing Date, then the Purchaser may, in its sole discretion, elect to perform or make arrangements for the performance of the Seller’s obligations pursuant to such Assumed Contract, in which event the Seller agrees to assign, and hereby does assign, all rights to receive all remuneration to which the Seller may be entitled pursuant to such Assumed Contract and shall promptly tender to the Purchaser all payments received by the Seller with respect to such Assumed Contract. Seller and the Shareholders agree to cooperate with Purchaser in connection with the performance of the obligations under any Assumed Contract for which a required Consent is not obtained on or before the Closing Date, including, if requested by Purchaser, the performance of Seller’s obligations under the Assumed Contract in the name of Seller, on behalf of Purchaser, pending Seller’s liquidation as contemplated by Section 4.11.

5.	CONDITIONS TO PURCHASER’S AND OBLIGATIONS.

Notwithstanding any other provision of this Agreement to the contrary, the obligations of the Purchaser and the Parent to effect the transactions contemplated herein will be subject to the satisfaction at or prior to the Closing of each of the following conditions:

5.1. Representations and Warranties True. The representations and warranties of the Seller and the Shareholders contained in this Agreement, including without limitation in the Disclosure Schedule initially delivered to the Purchaser as Exhibit 2 (and not including any changes or additions delivered to the Purchaser pursuant to Section 4.7), will be in all material respects true, complete and accurate as of the date when made and at and as of the Closing as though such representations and warranties were made at and as of such time, except for changes specifically permitted or contemplated by this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they will be true and correct in all material respects at the Closing with respect to such date or period.

5.2. Performance. The Seller will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by the Seller on or prior to the Closing.

5.3. Required Approvals and Consents.

(a) All action required by law and otherwise to be taken by the board of directors and stockholders of the Seller to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will have been duly and validly taken.

(b) All Consents of or from all Authorities required hereunder to consummate the transactions contemplated herein, will have been delivered, made or obtained, and the Purchaser will have received copies thereof.

5.4. Agreements and Documents.

(a) Employment Agreements. Those employees of Seller designated by Purchaser will have executed and delivered an employment agreement with Seller on terms and conditions satisfactory to the Purchaser in its sole discretion, freely assignable to the Purchaser and assigned to the Purchaser in connection with the transaction.

(b) Acceptance of Offers of Employment. The Selected Employees listed on Exhibit 4.11 will have accepted offers of employment on an “at-will” basis and on such terms and conditions as determined by the Purchaser in its sole discretion.

(c) Investment Agreements. The Purchaser shall have received duly executed investment agreements (“Investment Agreements”), on terms and conditions satisfactory to the Purchaser in its reasonable discretion, from each shareholder of the Seller who will receive Purchase Shares pursuant to Section 4.10, which shall include representations, warranties and agreements regarding the issuance of the Purchase Shares.

(d) Assignment of Real Property Leases. The Purchaser will have received, in a form satisfactory to the Purchaser, valid and effective assignments of Seller’s rights under the Real Property Leases.

(e) Opinion of the Seller’s Counsel. The Purchaser will have received an opinion from counsel to the Seller, dated the Closing Date, in the form satisfactory to Purchaser in its reasonable discretion.

(f) Instruments of Transfer. The Purchaser will have received a bill of sale, in a form satisfactory to Purchaser in its sole discretion, executed by the Seller vesting in the Purchaser good and marketable title to all of the Assets, and such other deeds, assignments and other conveyance and transfer documentation consistent with the negotiated provisions of this Agreement and necessary to vest title in the Assets to the Purchaser.

(g) Balance Sheets. The Parent and the Purchaser will have received the Pro Forma Balance Sheet and the Closing Date Balance Sheet, in accordance with Section 4.19 of this Agreement.

5.5. Adverse Changes. No material adverse change will have occurred in the Business or to the Assets since the date of this Agreement.

5.6. No Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity will have been instituted or threatened that delays or questions the validity or legality of the transactions contemplated hereby or that, if successfully asserted, would individually or in the aggregate, otherwise have a Material Adverse Effect on the Assets or on the Business and its financial condition, prospects or operations.

5.7. Legislation. No Law will have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transaction.

5.8. Certificates. The Purchaser will have received such certificates of the Seller, in a form and substance reasonably satisfactory to the Purchaser, dated the Closing Date, to evidence compliance with the conditions set forth in this Article 5 and such other matters as may be reasonably requested by the Purchaser.

5.9. Due Diligence. The Purchaser will be satisfied, in its sole discretion, with the result of its due diligence investigation of the Seller, the Business and the Assets.

5.10. Dissenting Shares. None of the Seller’s issued and outstanding shares of its capital stock shall be deemed “dissenting shares” as defined in Section 1300 of the California General Corporation Law.

6.	CONDITIONS TO OBLIGATIONS OF THE SELLER.

Notwithstanding anything in this Agreement to the contrary, the obligations of the Seller to effect the transactions contemplated herein will be subject to the satisfaction at or prior to the Closing of each of the following conditions:

6.1. Representations and Warranties True. The representations and warranties of the Purchaser contained in this Agreement will be in all material respects true, complete and accurate as of the date when made and at and as of the Closing, as though such representations and warranties were made at and as of such time, except for changes permitted or contemplated in this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they will be true and correct in all material respects at the Closing with respect to such date or period.

6.2. Performance. The Purchaser will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by the Purchaser at or prior to the Closing.

6.3. Corporate Approvals. All action required to be taken by the boards of directors, or managers, respectively, and the shareholders, or members, respectively, of the Parent and the Purchaser to authorize the execution, delivery and performance of this Agreement by the Parent and the Purchaser and the consummation of the transactions contemplated hereby will have been duly and validly taken.

6.4. No Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity will have been instituted or threatened which delays or questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would individually or in the aggregate, otherwise have a Material Adverse Effect on the Parent’s or Purchaser’s business, financial condition, prospects, assets or operations.

6.5. Certificates. The Purchaser will have furnished to the Seller such certificates and other documents, instruments and writings to evidence the fulfillment of the conditions set forth in this Article 6 as the Seller may reasonably request.

7.	TERMINATION AND ABANDONMENT.

7.1. Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the written consent of the parties hereto.

7.2. Termination by any Party. This Agreement may be terminated by any party hereto if the Closing is not consummated by 5:00 p.m. (California time) on the Termination Date (provided that the right to terminate this Agreement under this Section 7.2 will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date).

7.3. Termination by Purchaser. This Agreement may be terminated at any time prior to the Closing by the Purchaser if any of the conditions provided for in Article 5 have not been met or waived by the Purchaser in writing prior to the Closing.

7.4. Termination by the Seller. This Agreement may be terminated prior to the Closing by action of the Seller if any of the conditions provided for in Article 6 have not been met or waived by the Seller in writing prior to the Closing.

7.5. Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by the Purchaser or the Seller pursuant to this Article 7, written notice thereof will be given to all other parties and this Agreement will terminate (except to the extent provided in Section 8.1 hereof) and the transactions contemplated hereby will be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

(a) Each of the parties will, upon request, redeliver all documents, work papers and other material of the other parties relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

(b) No party will have any liability for a breach of any representation, warranty, agreement, covenant or the provision of this Agreement, unless such breach was due to a willful or bad faith action or omission of such party or any representative, agent, employee or independent contractor thereof, and except for such representations, warranties and covenants that will survive termination of this Agreement pursuant to Section 8.1; and

(c) All filings, applications and other submissions made pursuant to the terms of this Agreement will, to the extent practicable, be withdrawn from the agency or other person to which made.

7.6. Termination Fee. If this Agreement is terminated by the Seller for any reason other than pursuant to Section 7.4 above, or by Purchaser for any reason other than pursuant to Section 7.3 above, then the terminating party shall pay to the non-terminating party, in cash within two business days after such termination, a nonrefundable fee in the amount equal to $200,000.

8.	SURVIVAL AND INDEMNIFICATION.

8.1. Survival of Representations, Warranties and Covenants; Investigation. All representations and warranties of the parties contained in this Agreement will survive the Closing Date for a period of two (2) years (other than the representations and warranties set forth in (a) Sections 2.13, 2.14 and 2.20, which survive until the expiration of the applicable statute of limitations, and (b) Sections 2.9 and 2.28, which survive forever). The covenants, agreements and obligations contained herein and in the exhibits hereto will survive the Closing without limitation as to time unless the covenant or agreement specifies the term, in which case such covenant or agreement will survive until the expiration of such specified term and will thereupon expire. The right to indemnification or any other remedy based on representations, warranties, covenants and obligations in this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and obligations.

8.2. Indemnification by the Purchaser and the Parent. The Purchaser and the Parent agree, jointly and severally, to indemnify, defend and hold the Seller harmless from and against any and all losses, liabilities, obligations, demands, judgments, settlements, damages (but excluding consequential damages, lost profits or punitive damages) or expense (including but not limited to interest, penalties, fees and reasonable professional fees and expenses) and against all claims in respect thereof (including, without limitation, amounts paid in settlement and costs of investigation) or diminution in value, whether or not involving a third-party claim (collectively as “Seller’s Loss” or “Seller’s Losses”) to which the Seller may suffer or incur, directly or indirectly, as a result from or in connection with:

(a) any untrue representation of, or breach of warranty by, the Purchaser or the Parent in any part of this Agreement;

(b) the breach of or nonfulfillment of any covenant, agreement or undertaking of the Purchaser or the Parent in this Agreement;

(c) the operation of the Assets of the Business after the Closing Date; and

(d) any failure to pay or perform Assumed Liabilities.

8.3. Indemnification by the Seller and the Shareholders. The Seller and the Shareholders agree, jointly and severally, to indemnify, defend and hold the Purchaser and the Parent harmless, their respective subsidiaries and affiliates and each of their respective shareholders, officers, directors and employees (the “Purchaser Indemnified Parties”) against all losses, liabilities, obligations, demands, judgments, settlements, damages (but excluding any claims for consequential damages, lost profits or punitive damages suffered directly by the Purchaser or the Parent as opposed to consequential damages, lost profits or punitive damages paid by the Purchaser to a third party), Taxes, or expenses (including, but not limited to, interest, penalties, fees, and reasonable professional fees and expenses) and against all claims in respect thereof (including, without limitation, amounts paid in settlement and costs of investigation) or diminution in value, whether or not involving a third-party claim (herein referred to collectively as “Purchaser’s Losses” or individually as a “Purchaser’s Loss”) to which the Purchaser or the Parent may become subject to or which it may suffer or incur, directly or indirectly, as a result from or in connection with:

(a) any untrue representation of or breach of warranty, by the Seller in any part of this Agreement;

(b) the breach of or nonfulfillment of any covenant, agreement or undertaking of the Seller in this Agreement;

(c) any debt, liability or obligation, direct or indirect, fixed, contingent or otherwise not included in the Assumed Liabilities, that relates to the Seller and is based upon or arises from any act or omission, transaction, circumstance, state of facts or other condition occurring or existing on or before the Closing Date, whether or not then known, due or payable;

(d) any obligation for Taxes of the Seller for any period (or portion thereof) prior to the Closing Date;

(e) any Retained Liabilities;

(f) the failure of the Seller to comply with the requirements of the Uniform Commercial Code concerning bulk transfers, as in effect in the various states in which the Seller has assets, including, without limitation, the requirement of notice to creditors;

(g) the failure of the Seller to obtain any clearance certificate or similar document required by any taxing Authority in order to relieve the Purchaser or the Parent of any obligation to withhold any portion of the Purchase Price or in order to avoid any successor liability for Taxes;

(h) any liability, expense, cost, tax or obligation of any nature with respect to such current or former employee of the Business or other individual arising in connection with group health plan coverage required under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA; and

(i) the failure of the Seller to disclose to the Purchaser a complete and accurate list of any and all severance compensation required to be paid in connection with the transactions contemplated by this Agreement to any employee of the Seller who is not a Transferred Employee.

The Seller and the Shareholders acknowledge that if a representation or warranty that is qualified by materiality (including a Material Adverse Effect) is breached after giving effect to such materiality qualification then the Purchaser Losses resulting from such breach will include all Purchaser Losses resulting from a breach of such representation or warranty and not solely the portion of such Purchaser Losses in excess of such materiality qualifier.

8.4. Claims for Indemnification.

(a) General. The parties intend that all indemnification claims be made as promptly as practicable by the party seeking indemnification (the “Indemnified Party”). Whenever any claim will arise for indemnification hereunder the Indemnified Party will promptly notify the party from whom indemnification is sought (the “Indemnifying Party”) of the claim and, when known, the facts constituting the basis for such claim. The failure so to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party except to the extent the Indemnifying Party demonstrates that the defense of such action is materially prejudiced thereby.

(b) Claims by Third Parties. With respect to claims made by third parties, the Indemnifying Party will be entitled to assume control of the defense of such action or claim with counsel reasonably satisfactory to the Indemnified Party; provided, however, that:

(i) the Indemnified Party will be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim;

(ii) no Indemnifying Party will consent to (A) the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such claim or (B) if, pursuant to or as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnified Party or such judgment or settlement could materially interfere with the business, operations or assets of the Indemnified Party; and,

(iii) if the Indemnifying Party does not assume control of the defense of such claim in accordance with the foregoing provisions within five (5) business days after receipt of notice of the claim, the Indemnified Party will have the right to defend such claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party therefore in accordance with this Article 8; provided that the Indemnified Party will not be entitled to consent to the entry of any judgment or enter into any settlement of such claim that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnifying Party of a release from all liability in respect of such claim without the prior written consent of the Indemnifying Party if, pursuant to or as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnifying Party or such judgment or settlement could materially interfere with the business, operations or assets of the Indemnifying Party.

(c) Remedies Cumulative. The remedies provided herein will be cumulative and will not preclude assertion by any party of any rights or the seeking of any other remedies against any other party.

8.5. Right of Set-Off. Upon notice to the Seller, specifying in reasonable detail the basis therefor, Purchaser may set off any amount to which it may be entitled under this Article 8 against amounts otherwise payable under Section 1.5 or 1.6 to the Seller or the parties listed on Exhibit 1.6. The exercise of such right of set-off by the Purchaser shall not constitute an event of default or a breach under this Agreement. Neither the exercise of, nor the failure to exercise, such right of set-off shall constitute an election of remedies nor limit the Purchaser in any manner in the enforcement of any other remedies that may be available to it. Such set-off is not intended to limit or defeat the ability of the Purchaser to seek indemnification directly from the Seller or the Shareholders in any manner permitted by this Agreement or applicable law.

9.	MISCELLANEOUS PROVISIONS.

9.1. Expenses. The Parent and the Purchaser, on the one hand, and the Seller, on the other hand, will each bear their own costs and expenses relating to the transactions contemplated hereby,

including without limitation, fees and expenses of legal counsel, accountants, investment bankers, brokers or finders, printers, copiers, consultants or other representatives for the services used, hired or connected with the transactions contemplated hereby.

9.2. Amendment and Modification. This Agreement may not be amended or modified by the parties hereto except by means of a writing duly executed by each of the parties hereto.

9.3. Waiver of Compliance; Consents. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the party entitled hereby to such compliance, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No single or partial exercise of a right or remedy will preclude any other or further exercise thereof or of any other right or remedy hereunder. Whenever this Agreement requires or permits the consent by or on behalf of a party, such consent will be given in writing in the same manner as for waivers of compliance.

9.4. No Third Party Beneficiaries. Nothing in this Agreement will entitle any person or entity (other than a party hereto and his, her or its respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind.

9.5. Notices. All notices, requests, demands and other communications required or permitted hereunder will be made in writing and will be deemed to have been duly given and effective: (i) on the date of delivery, if delivered personally; (ii) on the earlier of the fifth (5th) day after mailing or the date of the return receipt acknowledgment, if mailed, postage prepaid, by certified or registered mail, return receipt requested; or (iii) or on the first day after mailing if mailed by overnight delivery with confirmation of receipt:

If to the Seller:

To:	TOPS Digital Security, Inc.

285 Dupont Avenue, Suite 102

Ontario, CA 91761

Attention: Don Sung

or to such other person or address as the Seller will furnish to the other parties hereto in writing in accordance with this subsection.

If to the Purchaser or the Parent:

To:	Global ePoint, Inc.

339 S. Cheryl Lane

City of Industry, CA 91789

Attention: Toresa Lou

or to such other person or address as the Parent or the Purchaser will furnish to the other parties hereto in writing in accordance with this subsection.

9.6. Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned

(whether voluntarily, involuntarily, by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties, provided, however, that the Purchaser may assign this Agreement, in whole or in any part, and from time to time, to a wholly owned, direct or indirect, subsidiary of the Parent.

9.7. Governing Law. This Agreement and the legal relations among the parties hereto will be governed by and construed in accordance with the internal substantive laws of the State of California (without regard to the laws of conflict that might otherwise apply) as to all matters, including without limitation matters of validity, construction, effect, performance and remedies.

9.8. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

9.9. Headings. The table of contents and the headings of the sections and subsections of this Agreement are inserted for convenience only and will not constitute a part hereof.

9.10. Entire Agreement. This Agreement, the Disclosure Schedule and the exhibits and other writings referred to in this Agreement or in the Disclosure Schedule or any such exhibit or other writing are part of this Agreement, and together they embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and together they are referred to as this “Agreement” or the “Agreement”. There are no restrictions, promises, warranties, agreements, covenants or undertakings, other than those expressly set forth or referred to in this Agreement. This Agreement supersedes all prior agreements, understandings, discussions and negotiations between the parties with respect to the transaction or transactions contemplated by this Agreement, whether prior or contemporaneous, written or oral, including, but not limited to, the letter of intent dated November 2005 and any and all amendments thereto. Any provision of this Agreement that becomes invalid or unenforceable under applicable Law will be stricken to the extent necessary and the remainder of such provisions and the remainder of this Agreement will continue in full force and effect.

9.11. Injunctive Relief. It is expressly agreed among the parties hereto that monetary damages would be inadequate to compensate a party hereto for any breach by any other party of its agreements and covenants in Sections 4.4 and 4.14 of this Agreement. Accordingly, the parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to the other and that, in addition to any other remedies which may be available, such party will be entitled to injunctive relief against the threatened breach of Sections 4.4 and 4.14 of this Agreement hereof or the continuation of any such breach without the necessity or proving actual damages and may seek to specifically enforce the terms thereof.

9.12. Definitions. For purposes of this Agreement, the term “Material Adverse Effect” means an individual or cumulative material adverse change in or material adverse effect on the business, customers, customer relations, operations, properties, working capital, condition (financial or otherwise), assets, properties, prospects or liabilities of (a) the Seller or the Business, taken as a whole, or (b) the Purchaser, the Parent or their subsidiaries, as the case may be, or that would prevent the Seller, on the one hand, or the Parent and the Purchaser, on the other hand, from consummating the transactions contemplated hereby.

(Remainder of Page Intentionally Blank;

Signature Page Follows Next)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

GLOBAL EPOINT, INC.		TOPS DIGITAL SECURITY, INC.

By:		By:
	Toresa Lou, Chief Executive Officer		Don Sung, President

TOPS ACQUISITION LLC		SHAREHOLDERS

By:
	Toresa Lou, Chief Executive Officer	Don Sung

[NAME]

[NAME]

[NAME]